LIBOR RATE RIDER

(For Actual Balance Promissory Notes)

Borrower: _Corning Natural Gas Corporation______________________________________________________________________

Promissory Note Original Principal Amount: $17,400,000.00___________________

Promissory Note Date: January 27, 2016

DEFINITIONS. The above-referenced Promissory Note is referred to herein as the “Note”. As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.	“Base Rate” shall mean the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”).
b.	“Interest Period” shall mean, as used in connection with a non-daily adjusting LIBOR Rate, the period commencing on the date of this Note or any Rate Adjustment Date (as the case may be) and ending on, as applicable, the next succeeding Payment Due Date or the Payment Due Date of the calendar month that is one (1) or three (3) months thereafter (as applicable in accordance with the LIBOR Rate in effect); provided, however, that if an Interest Period would end on a day that is not a Joint Business Day, such Interest Period shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Joint Business Day. To the extent that the preceding clause results in either the extension or shortening of an Interest Period, the Bank shall have the right (but not the obligation) to shorten or extend, respectively, the succeeding Interest Period so that it shall end on a day that numerically corresponds to the intended Payment Due Date indicated in the Note.
c.	“Joint Business Day” shall mean a day that is both a New York Business Day and a London Business Day.
d.	“LIBOR” shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate in effect) as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.
e.	“LIBOR Rate” shall mean the applicable LIBOR-based interest rate in effect from time to time, as provided for in the Note and this Rider.
f.	“London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.
g.	“New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
h.	“One-Month LIBOR” shall mean LIBOR as fixed for a one-month interest period.
i.	“Rate Adjustment Date” shall mean the effective date of a change in the applicable LIBOR Rate, as follows:

                                 i.            For a daily-adjusting LIBOR Rate, the Rate Adjustment Date shall be each London Business Day.

                                ii.            For a monthly-adjusting LIBOR Rate (i.e., having an Interest Period of one (1) month), the Rate Adjustment Date shall be, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).

                              iii.            For a quarterly-adjusting LIBOR Rate (i.e., having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially, the Payment Due Date that is three (3) months after the first day such LIBOR Rate is in effect (“Effective Date”), and thereafter, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

ADDITIONAL PROVISIONS:

Interest Rate Determinations and Adjustments.

•	To the extent a daily-adjusting LIBOR Rate is in effect, the LIBOR Rate shall be determined using the One-Month LIBOR in effect on the date of the Note (or if such day is not a London Business Day, on the immediately preceding London Business Day), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the One-Month LIBOR in effect on each respective Rate Adjustment Date.

•	To the extent a monthly-adjusting LIBOR Rate (i.e., a LIBOR Rate adjusting each month) or a quarterly-adjusting LIBOR Rate (i.e., a LIBOR Rate adjusting every three (3) months) is in effect, the initial LIBOR Rate shall be determined using the applicable LIBOR in effect two (2) London Business Days prior to the date of the Note (or two (2) London Business Days prior to the Amortization Commencement Date, as applicable), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the applicable LIBOR in effect two (2) London Business Days prior to each Rate Adjustment Date, respectively.

Prepayment; Breakage Fee. Subject to the following, during the term of this Note, Borrower shall have the option of paying the Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, that if (i) Borrower prepays, in whole or in part, any Principal Amount, when a LIBOR Rate is in effect (other than on a Rate Adjustment Date), or (ii) the LIBOR Rate is converted to the Base Rate on any day other than a Rate Adjustment Date, then Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any LIBOR-based loan or (c) otherwise (collectively, the “Breakage Fee”). The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. The provisions of this paragraph shall not be applicable if the LIBOR Rate in effect at the time of the prepayment has an Interest Period of one day.

Inability to Determine LIBOR Rates, Increased Costs, Illegality.

a. Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

b. Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the applicable interest rate to the Base Rate.

c. Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR-based loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the applicable interest rate to the Base Rate.

Conversion To Base Rate Upon Default. Unless the Bank shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the indebtedness under the Note (whether upon maturity, acceleration or otherwise), or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an Event of Default, the Bank, in its sole discretion, may (i) permit the LIBOR Rate to remain in effect until a Rate Adjustment Date, at which time the applicable interest rate shall automatically be converted to the Base Rate, or (ii) convert the LIBOR Rate to the Base Rate at or before a Rate Adjustment Date. Nothing herein shall be construed to be a waiver by the Bank of the right to have the Principal Amount accrue interest at the Default Rate or the right of the Bank to charge and collect a Breakage Fee.

Repayment Upon Conversion To Base Rate. If a LIBOR Rate with an Interest Period duration of greater than one day is converted to the Base Rate at a time when the repayment terms under the Note require the Borrower to make principal payments to the Bank, Borrower shall thereafter pay the unpaid Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter, plus accrued interest in amounts that may vary, until (a) conversion back to the LIBOR Rate (at which time Borrower shall resume the monthly, bi-monthly or quarterly installments in the amount set forth in the Note, or as otherwise agreed to by the Bank and Borrower in writing) or (b) the Maturity Date (at which time Borrower shall pay the Final Installment), with each such installment being equal and in the amount necessary to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing. The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

CORNING NATURAL GAS CORPORATION

By: /s/ Michael I German

Name: Michael I. German

Title: President